ITEM 77M: Mergers

MORGAN STANLEY INSTITUTIONAL FUND, INC. - GLOBAL FRANCHISE PORTFOLIO

     On August 27, 2009, a Special Meeting of Stockholders of Morgan Stanley
Institutional Fund Inc. (the "Company") - Global Value Equity Portfolio ("Global
Value Equity") was held to consider and vote upon an Agreement and Plan of
Reorganization (the "Reorganization Agreement") between the Company, on behalf of Global Value Equity, and the Company, on behalf of the Global Franchise
Portfolio ("Global Franchise"), pursuant to which substantially all of the assets of Global Value Equity would be combined with those of Global Franchise and stockholders of Global Value Equity would become stockholders of Global
Franchise receiving shares of Global Franchise with a value equal to the value of their holdings in Global Value Equity. On June 19, 2009 the Board of
Directors unanimously approved the Reorganization Agreement, and on August 27,
2009 the Reorganization Agreement was approved by the affirmative vote of a majority of the outstanding shares of Global Value Equity represented in person or by proxy and entitled to vote at the meeting.

     On October 2, 2009, the Reorganization Agreement between Global Value
Equity and Global Franchise was completed according to the terms set forth above and in the Reorganization Agreement.